Exhibit 12

BB&T Corporation
Earnings To Fixed Charges

	For the Three Months Ended
	March 31,				For the Years Ended December 31,

	2006		2005		2005		2004		2003		2002		2001

	(Dollars in thousands)
Earnings:
Income before income taxes	$639,495		$594,053		$2,466,731		$2,322,362		$1,617,030		$1,790,697		$1,360,428
Plus:
Fixed charges	669,069		404,210		2,029,160		1,232,111		1,306,218		1,713,021		2,438,401
Less:
Capitalized interest	294		96		957		638		514		504		798

Earnings, including interest on
deposits	1,308,270		998,167		4,494,934		3,553,835		2,922,734		3,503,214		3,798,031

Less:
Interest on deposits	438,420		241,299		1,251,834		729,660		755,677		1,003,058		1,566,269

Earnings, excluding interest on
deposits	$869,850		$756,868		$3,243,100		$2,824,175		$2,167,057		$2,500,156		$2,231,762

Fixed Charges:
Interest expense	$658,618		$394,309		$1,980,969		$1,198,472		$1,272,787		$1,686,584		$2,414,936
Capitalized interest	294		96		957		638		514		504		798
Interest portion of rent expense	10,157		9,805		47,234		33,001		32,917		25,933		22,667

Total Fixed Charges	$669,069		$404,210		$2,029,160		$1,232,111		$1,306,218		$1,713,021		$2,438,401

Less:
Interest on deposits	438,420		241,299		1,251,834		729,660		755,677		1,003,058		1,566,269

Total fixed charges excluding
interest on deposits	$230,649		$162,911		$777,326		$502,451		$550,541		$709,963		$872,132

Earnings to fixed charges:

Including interest on deposits	1.96	x	2.47	x	2.22	x	2.88	x	2.24	x	2.05	x	1.56	x

Excluding interest on deposits	3.77	x	4.65	x	4.17	x	5.62	x	3.94	x	3.52	x	2.56	x